Exhibit 99.1

BGC Partners Reports Third Quarter 2009 Financial Results

NEW YORK, NY – November 3, 2009 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “the Company”), a leading global intermediary to the wholesale financial markets, today reported its financial results for the third quarter ended September 30, 20091.

Third Quarter Financial Summary

•

Pre-tax distributable earnings[2] were $30.0 million or $0.14 per fully diluted share in the third quarter of 2009, compared with $33.6 million or $0.17 per fully diluted share in the year-earlier quarter.

•

Post-tax distributable earnings were $21.1 million or $0.10 per fully diluted share in the third quarter of 2009, compared with $25.3 million or $0.13 per fully diluted share in the third quarter of 2008.

•	Third quarter 2009 revenues as used to calculate distributable earnings were $291.2 million compared with $302.8 million in the year-earlier period. [3]

•

The Company’s revenues for the third quarter of 2009 as calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) were $289.4 million, compared with $300.9 million in the third quarter of 2008.

•

GAAP income from continuing operations before income taxes and non-controlling interest in subsidiaries was $8.1 million in the third quarter of 2009, compared with $18.1 million in the year-earlier period.

•	GAAP net income for fully diluted shares was $6.0 million or $0.03 per share in the third quarter of 2009, compared with $16.4 million or $0.08 per share in the year-earlier period.

•	BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.08 per share payable on December 1, 2009 to Class A and Class B common stockholders of record as of November 16, 2009.

“By staying focused on our core businesses and relationships with clients, BGC continued to remain solidly profitable,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC Partners, Inc. “In the third quarter of 2009, the Company had strong results in a number of areas. BGC generated double-digit year-over-year growth in Credit revenues, sequential growth in Foreign Exchange and Rates brokerage, and continued increases in fully electronic trading.”

“In the third quarter of 2009, we gained notable traction in the fully electronic trading of both Credit and Foreign Exchange products across the Unites States, Europe, and Asia,” Mr. Lutnick continued. “As a result, BGC’s fully electronic revenues for these two asset classes were up both sequentially and year-over-year.

[1]	Because of BGC Partners’ merger with and into eSpeed on April 1, 2008, this release discusses historical financial results on a consolidated basis.
[2]	See the sections of this release entitled “Distributable Earnings” and “Reconciliation of GAAP Income to Distributable Earnings” for a definition of this term and how, when and why management uses it.
[3]

The Company’s revenues for the third quarter of 2009 as calculated both for distributable earnings and GAAP would have been approximately $5.4 million higher if not for the increase in the value of the U.S. dollar relative to other major currencies year-on-year.

“Because of BGC’s continued investment of over $100 million per year in technology, on top of the more than $1 billion we have invested since 1999, we are confident that we will maintain a leading position as electronic trading becomes more widespread.

“Our world-class proprietary technology platform, along with our unique partnership structure, allows us to attract and retain some of the industry’s most experienced and talented brokers. Our brokerage headcount as of September 30, 2009 was up by over 12 percent year-over-year, which should lead to solid growth in 2010,” Mr. Lutnick concluded.

Third Quarter Revenues

For the third quarter of 2009, BGC Partners’ GAAP revenues were $289.4 million versus $300.9 million in the third quarter of 2008. Revenues used to calculate distributable earnings were $291.2 million, compared with the prior year quarter’s $302.8 million. Third quarter 2009 GAAP revenues were reduced by $1.7 million due to BGC Partners’ pro rata share of losses on equity investments, while third quarter 2008 GAAP revenues were reduced by $1.9 million due to pro rata losses on the same equity investments. These items were not included in distributable earnings revenues.

Year-over-year gains in brokerage revenues from Credit and the acquisition of Liquidez were offset primarily by declines in brokerage revenues from Foreign Exchange and Rates. Finally, the Company recognized lower fees from related parties due to a reduction in expenses related to services provided to Cantor following the eSpeed merger.

Brokerage revenues for both GAAP and distributable earnings were $265.8 million, compared with $274.3 million in the prior year quarter. For the third quarter of 2009, Rates revenues were $137.9 million, Credit revenues were $78.9 million, Other Asset Classes revenues were $25.3 million, and Foreign Exchange revenues were $23.7 million. In comparison, for the third quarter of 2008, Rates revenues were $142.2 million, Credit revenues were $67.9 million, Other Asset Classes revenues were $25.8 million, and Foreign Exchange revenues were $38.4 million.

Credit revenues improved year-on-year, driven primarily by the continued growth of the Company’s corporate bond desks and in fully electronic credit derivatives trading versus the third quarter of last year. Rates and Foreign Exchange revenues declined when compared with the year-ago quarter due primarily to lower industry-wide volumes, particularly for emerging markets FX options. This was partially offset by year-over-year growth in Foreign Exchange e-broking revenues.

In the third quarter of 2009, Rates represented 47.4 percent of total distributable earnings revenues, Credit 27.1 percent, Other Asset Classes 8.7 percent, and Foreign Exchange 8.1 percent. In comparison, for the third quarter of 2008, Rates represented 47.0 percent of total distributable earnings revenues, Credit 22.4 percent, Foreign Exchange 12.7 percent, and Other Asset Classes 8.5 percent.

Third quarter of 2009 revenues related to fully electronic trading4 increased by 8.7 percent to $25.9 million, which represented 8.9 percent of total distributable earnings revenues. This

[4]	This includes fees captured in both the “total brokerage revenues” and “fees from related party” line items related to fully electronic trading.

compares to $23.8 million or 7.9 percent of total distributable earnings revenues in the prior year period. This improvement was driven principally by significant increases in fully electronic revenues from Foreign Exchange and Credit brokerage, offset by a slight decrease in fully electronic Rates revenues, all when compared to the third quarter of 2008.

Third Quarter Expense

Total GAAP expenses decreased slightly to $281.4 million in the third quarter of 2009 compared with $282.7 million in the prior year period. Total expenses on a distributable earnings basis decreased by 3.0 percent to $261.1 million compared with $269.2 million in the third quarter of 2008.

The Company’s compensation and employee benefits increased slightly to $176.5 million from $174.6 million year-over-year on a distributable earnings basis in the third quarter of 2009. This represented 60.6 percent of distributable earnings revenues, compared with 57.7 percent in the prior year period. The compensation ratio rose in part because the Company replaced some outside vendors and consultants with full-time employees, which also contributed to the year-over-year reduction in professional and consulting fees and to lower overall expenses. In addition, the compensation ratio has been impacted by the recent increase in broker headcount, as new brokers have historically taken several quarters to achieve expected productivity levels.

The difference between third quarter 2009 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $4.4 million in non-cash, non-dilutive charges related to compensation expense for restricted stock units and REUs granted pre-merger, $0.4 million in non-cash, non-dilutive compensation expenses related to the activation of exchangeability of founding partner interests granted pre-merger, and $0.2 million in expenses related to dividend equivalents to holders of restricted stock units. The difference between third quarter 2008 compensation and employee benefits as calculated for GAAP and distributable earnings was a $2.7 million in non-cash, non-dilutive charge related to compensation expense for restricted stock units and REUs granted pre-merger, $0.2 million in expenses related to dividend equivalents to holders of restricted stock units, and a $0.2 million charge for non-cash, non-dilutive compensation expenses related to the activation of exchangeability of founding partner interests granted pre-merger.

For the third quarter of 2009, non-compensation expenses declined year-over-year by 2.8 percent on a GAAP basis to $98.2 million, and by 10.5 percent on a distributable earnings basis to $84.6 million. These figures represented 33.9 percent of GAAP revenues and 29.1 percent of distributable earnings revenues, respectively. For the third quarter of 2008, non-compensation expenses were $101.0 million or 33.6 percent on a GAAP basis and $94.6 million or 31.2 percent on a distributable earnings basis.

The difference between non-compensation expenses in the third quarter of 2009 as calculated for GAAP and distributable earnings includes an expected $10.1 million non-cash and non-dilutive donation of equity held personally by partners with respect to BGC’s annual charity day. This amount was recorded as an expense, but is expected to be offset by a contribution to additional paid-in capital for GAAP purposes and therefore will have had no economic impact on the Company or its balance sheet. Third quarter of 2009 non-compensation expenses for distributable earnings also excluded $3.5 million in other non-cash, non-dilutive, and non-economic GAAP charges relating to the Company assuming the liability of a September 11, 2001 workers’ compensation policy during quarter. The difference between other expenses in the third quarter of 2008 as calculated for GAAP and distributable earnings included a $6.4 million non-cash, non-dilutive donation of equity held personally by partners with respect to BGC’s annual charity day, also offset by a contribution to additional paid-in capital.

Third Quarter Income

The Company recorded GAAP income from continuing operations before income taxes and non-controlling interest in subsidiaries of $8.1 million, GAAP net income for fully diluted shares of $6.0 million, and GAAP net income per fully diluted share of $0.03 in the third quarter of 2009. This compares to $18.1 million, $16.4 million, and $0.08, respectively, in the third quarter of 2008.

In the third quarter of 2009, BGC Partners’ pre-tax distributable earnings were $30.0 million or $0.14 per fully diluted share, compared with $33.6 million or $0.17 per fully diluted share in the third quarter of 2008. The Company’s pre-tax distributable earnings margin was 10.3 percent in the third quarter of 2009 versus 11.1 percent in the prior year period.

BGC Partners recorded post-tax distributable earnings of $21.1 million or $0.10 per fully diluted share in the third quarter of 2009 compared with $25.3 million or $0.13 per fully diluted share in the third quarter of 2008. The Company’s post-tax distributable earnings margin was 7.2 percent in the third quarter of 2009 versus 8.4 percent in the prior year period.

In the third quarter of 2009, the effective tax rate for distributable earnings was 27.4 percent compared with 21.7 percent in the prior year quarter. The Company had a fully diluted weighted average share count of 215.6 million for the third quarter of 2009, compared with 196.6 million in the year earlier period.

Broker Statistics

As of September 30, 2009, BGC Partners had 1,423 voice/hybrid brokers. This compares to 1,411 as of June 30, 2009 and 1,262 as of September 30, 2008. Voice/hybrid brokerage revenue per average voice/hybrid broker for the third quarter of 2009 was approximately $175,000 compared with $202,000 in the prior year period. Historically, the Company’s average revenue per broker has declined for the periods following significant headcount increases. BGC Partners’ new brokers generally achieve significantly higher productivity levels in their second year with the Company.

Balance Sheet

As of September 30, 2009, the Company’s cash position, which it defines as cash and cash equivalents, cash segregated under regulatory requirements, and reverse repurchase agreements, was $475.8 million; notes payable and collateralized borrowings were $169.0 million; book value per share was $2.49; and total capital, which BGC Partners defines as “redeemable partnership interest”, Cantor’s “non-controlling interest in subsidiaries”, and “total stockholders’ equity”, was $445.2 million.

In comparison, as of December 31, 2008 the Company’s cash position was $361.3 million; notes payable were $150.0 million; book value per share was $2.31; and its total capital was $443.8 million.

During the quarter, the Company raised $19.0 million through the issuance of a three year loan secured by certain of the Company’s fixed assets. The increase in BGC Partners’ cash position from December 31, 2008 was due to $47.1 million in reverse repurchase agreements transacted with unrelated parties to cover pending settlements, the abovementioned new long term debt issuance, as well as the normal movement of payables and receivables. The Company expects its cash position to be in the range of $350 million to $400 million as of December 31, 2009.

Fourth Quarter 2009 Outlook

The Company expects to generate distributable earnings revenues of between $255 million and $275 million in the fourth quarter of 2009, compared with $287.6 million in the prior year period. This outlook assumes that the relative change in the value of the U.S. dollar year-over-year will have a neutral impact on BGC Partners’ fourth quarter revenues.

The Company expects fourth quarter 2009 pre-tax distributable earnings of approximately $12 million to $20 million, compared with $11.3 million in the fourth quarter of 2008. BGC Partners expects fourth quarter 2009 post-tax distributable earnings to be in the range of $9 million to $15 million versus $8.0 million in the year-earlier quarter.

The Company’s compensation and employee benefits are expected to remain around 60 percent of total revenues on a distributable earnings basis for the full year 2009.

BGC Partners anticipates an effective tax rate for distributable earnings of approximately 27 percent for 2009 compared to 21.6 percent for 2008.

Quarterly Dividend and Stock Repurchase

On November 2, 2009, the Company’s Board of Directors declared a quarterly cash dividend of $0.08 per share payable on December 1, 2009 to Class A and Class B common stockholders of record as of November 16, 2009.

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. The Company’s also intends to use the balance of its quarterly post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares or partnership units. From December 31, 2008 through October 30, 2009, the Company repurchased approximately 4.0 million shares of its Class A common stock for an aggregate purchase price of $7.9 million.

As of October 30, 2009, the Company had approximately $32.4 million remaining from its $100 million repurchase authorization.

Conference Call

BGC Partners will host a conference call Wednesday, November 4, at 8:30 a.m. ET to discuss these results. Investors can access the call and download an accompanying PowerPoint presentation at the “Investor Relations” section of http://www.bgcpartners.com. One must have a Real Media or Windows Media plug-in and headphones or speakers in order to listen to the webcast or its replay. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	11/04/2009 - 8:30 AM Eastern Time
U.S. Dial In:	800-901-5217
International Dial In:	617-786-2964
Participant Passcode:	68134248
Pre Registration:	No

REPLAY:
Available From – To:	11/04/2009 11:30 AM - 11/11/2009
U.S. Dial In:	888-286-8010
International Dial In:	617-801-6888
Passcode:	85822265

About BGC Partners, Inc.

BGC Partners is a leading global intermediary to the wholesale financial markets, specializing in the brokering of a broad range of financial products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, structured products and other instruments. BGC Partners also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back office services to a broad range of financial and non-financial institutions. BGC Partners’ integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or, where available, fully electronic brokerage services in connection with transactions executed either OTC or through an exchange.

Through its eSpeed and BGC Trader brands, BGC Partners uses its proprietary, built, and paid for technology to operate multiple buyer, multiple seller real-time electronic marketplaces for the world’s most liquid capital markets. The Company’s pioneering suite of tools provides end-to-end transaction solutions for the purchase and sale of financial products over its global private network or via the Internet. BGC Partners’ neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading for the world's largest financial firms. Through its BGCantor Market Data brand, the Company also offers globally distributed and innovative market data and analysis products for numerous financial instruments and markets. BGC Partners’ customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms.

BGC’s unique partnership structure and extensive employee ownership create a distinctive competitive advantage among its peers. Named after fixed income trading innovator B. Gerald Cantor, BGC Partners has 19 offices, located in New York and London, as well as in Beijing

(representative office), Chicago, Copenhagen, Hong Kong, Istanbul, Johannesburg, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Seoul, Singapore, Sydney, Tokyo and Toronto. For more information, visit http://www.bgcpartners.com. The Company’s corporate address is: BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. The media, analysts, and investors can also subscribe to BGC Partners’ investor “Email Alerts” at the “Investor Relations” section of http://www.bgcpartners.com.

Distributable Earnings

“Revenues for distributable earnings”, “pre-tax distributable earnings” and “post-tax distributable earnings” are supplemental measures of operating performance used by management to evaluate the financial performance of BGC Partners and its subsidiaries. We believe that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders as well as to holders of BGC Holdings partnership units during any period. As compared with “income (loss) from continuing operations before income taxes and non-controlling interest in subsidiaries”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations exclude certain non-cash compensation and other expenses which do not involve the receipt or outlay of cash by BGC Partners, and which do not dilute existing stockholders, and which do not have economic consequences, as described below.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners’ pro rata share of earnings from its equity investments, such as in Aqua Securities, L.P. (“Aqua”) and ELX Electronic Liquidity Exchange (“ELX”).

Pre-tax distributable earnings are defined as GAAP income (loss) from continuing operations before income taxes and non-controlling interest in subsidiaries excluding non-cash, non-dilutive, and non-economic items, including, for example:

•

Non-cash stock based equity compensation charges, for equity granted or issued prior to the merger of BGC Partners with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to founding partner unit and REU conversion;

•	Non-cash undistributed income or non-cash loss from BGC Partners’ equity investments including Aqua and ELX;

•	Allocation of net income to founding/working partner units and REUs; and

•	Non-cash asset impairment charges, if any.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	Post-tax distributable earnings are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	Post-tax distributable earnings per fully diluted share are defined as post-tax distributable earnings divided by the weighted average number of fully diluted shares for the period.

In addition to the pro rata distribution of net income to BGC Holdings founding/working partner units, to REUs, and to Cantor for its non-controlling interest, BGC Partners, Inc. also expects to pay a quarterly dividend to its stockholders. The amount of all of these payments is expected to be determined using the same definition of distributable earnings. The dividend to stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend. No assurance can be made, however, that a dividend will be paid each quarter.

Employees who are holders of unvested restricted stock units (“RSUs”) are granted pro-rata payments equivalent to the amount of dividend paid to common stockholders. Under GAAP, dividend equivalents on unvested RSUs are required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. The Company views Distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the presentation of BGC Partners, Inc.’s GAAP financial results. However, management does believe that they will help provide investors with a clearer understanding of the Company's financial performance and offer useful information to both management and investors regarding certain financial and business trends related to our financial condition and results from operations. Management believes that distributable earnings and the GAAP measures of the Company’s financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP revenues, “income (loss) from continuing operations before income taxes and non-controlling interest in subsidiaries”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share”, because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation Of GAAP Income To Non-GAAP Distributable Earnings”, which provides a summary reconciliation between pre- and post-tax distributable earnings and GAAP “net income (loss) for fully diluted shares” and GAAP “income (loss) from continuing operations before income taxes and non-controlling interest in subsidiaries” for the Company in the periods discussed in this release.

Discussion of Forward-Looking Statements by BGC Partners

The information in this document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to: our relationship with Cantor Fitzgerald, L.P. and its affiliates (“Cantor”) and any related conflicts of interest, competition for and retention of brokers and other managers and key employees, reliance on Cantor for liquidity and capital and other relationships; pricing and commissions and market position with respect to any of our products and services and those of our competitors; the effect of industry concentration and reorganization, reduction of customers and consolidation; liquidity, clearing capital requirements and the impact of recent credit market events and regulations requiring central clearing or exchange-based execution for certain of our products; market conditions, including trading volume and volatility, and further deterioration of the equity and debt capital markets; economic or geopolitical conditions or uncertainties; the extensive regulation of the Company’s businesses, changes in regulations relating to the financial services industry, and risks relating to compliance matters; factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk, as well as counterparty failure; the costs and expenses of developing, maintaining and protecting intellectual property, including judgments or settlements paid or received in connection with intellectual property, or employment or other litigation and their related costs; certain financial risks, including the possibility of future losses and negative cash flow from operations, potential liquidity and other risks relating to the ability to obtain financing or refinancing of existing debt, and risks of the resulting leverage, as well as interest and currency rate fluctuations; the ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services and to secure and maintain market share; the ability to enter into marketing and strategic alliances and other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures, and the integration of any completed transactions; the ability to hire new personnel; the ability to expand the use of technology for our hybrid platform, including screen-assisted, voice-assisted and fully electronic trading; effectively managing any growth that may be achieved; financial reporting, accounting and internal control factors, including identification of any material weaknesses in our internal controls and our ability to prepare historical and pro forma financial statements and reports in a timely manner; the effectiveness of risk management policies and procedures, including the ability to detect and deter unauthorized trading or fraud, unexpected market moves and similar events; the ability to meet expectations with respect to payment of dividends, distributions and repurchases of our common stock or purchases of BGC Holdings, L.P. (“BGC Holdings”) limited partnership interests or other equity interests in our subsidiaries, including from Cantor, our executive officers, and our employees; and the risks and other factors described herein under the heading

“Item 1A—Risk Factors” in our most recent Form 10-K filed with the SEC on March 16, 2009, and as updated in subsequent filings on Form 10-Q.

The foregoing risks and uncertainties, as well as those risks discussed under the heading “Item 7A—Quantitative and Qualitative Disclosures About Market Risk” and elsewhere in our most recent 10-K and subsequent filings on Form 10-Q, may cause actual results to differ materially from the forward-looking statements. The information included herein is given as of the filing date of our most recent Form 10-K with the SEC, as updated from time to time in subsequent filings on Form 10-Q, and future events or circumstances could differ significantly from these forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our discussions in financial releases often summarize the significant factors affecting our results of operations and financial condition during the years ended December 31, 2008, 2007 and 2006, respectively. This discussion is provided to increase the understanding of, and should be read in conjunction with, our Consolidated Financial Statements and the accompanying Notes thereto included elsewhere in our most recent Form 10-K.

Contacts

Media:	Investors:
US: Florencia Panizza 212-294-7938 fpanizza@bgcpartners.com UK: Alexandra Walker 44 (0) 20-7894-7459 awalker@bgcpartners.com	Jason McGruder 212-829-4988 jmcgruder@bgcpartners.com Chris Walters 212-294-8059 cwalters@bgcpartners.com

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BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION IN ACCORDANCE WITH GAAP (unaudited)

(in thousands, except share and per share data)

	September 30, 2009	December 31, 2008
Assets:
Cash and cash equivalents	$423,419	$204,930
Cash segregated under regulatory requirements	2,199	5,101
Reverse repurchase agreements	47,059	—
Reverse repurchase agreements with related parties	3,126	151,224
Loan receivables from related parties	980	980
Securities owned	1,443	887
Marketable securities	1,565	920
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	545,947	177,831
Accrued commissions receivable, net	123,670	127,639
Forgivable and other loan receivables from employees and partners	98,329	80,597
Fixed assets, net	134,120	136,812
Investments	25,451	26,559
Goodwill	75,851	63,500
Other intangible assets, net	14,451	17,066
Receivables from related parties	10,847	14,780
Other assets	54,399	59,515

Total assets	$1,562,856	$1,068,341

Liabilities, Redeemable Partnership Interest and Total Equity:
Accrued compensation	$150,613	$113,547
Securities sold, not yet purchased	2,121	321
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	537,288	119,262
Payables to related parties	46,702	50,316
Accounts payable, accrued and other liabilities	200,728	177,340
Deferred revenue	11,252	13,774
Notes payable and collateralized borrowings	169,000	150,000

Total liabilities	1,117,704	624,560
Redeemable partnership interest	103,917	102,579
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 69,543 and 61,735 shares issued at September 30, 2009 and December 31, 2008, respectively; and 55,006 and 51,222 shares outstanding at September 30, 2009 and December 31, 2008, respectively	695	617
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 26,448 and 30,148 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively, convertible into Class A common stock	264	301
Additional paid-in capital	288,345	271,161
Treasury stock, at cost: 14,537 and 10,513 shares of Class A common stock at June 30, 2009 and December 31, 2008, respectively	(89,756)	(81,845)
Retained earnings	2,689	1,958
Accumulated other comprehensive income (loss)	532	(3,942)

Total stockholders’ equity	202,769	188,250

Noncontrolling interest in subsidiaries	138,466	152,952

Total equity	341,235	341,202

Total liabilities, redeemable partnership interest, and equity	$1,562,856	$1,068,341

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS IN ACCORDANCE WITH GAAP (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Commissions	$175,219	$225,482	$511,804	$692,054
Principal transactions	90,608	48,832	288,307	166,790

Total brokerage revenues	265,827	274,314	800,111	858,844
Fees from related parties	14,945	19,409	43,101	58,921
Market data	4,824	4,842	13,688	15,487
Software solutions	1,759	2,109	6,027	5,646
Interest income	2,189	1,019	4,203	8,803
Other revenues	1,642	1,085	4,101	731
Losses on equity investments	(1,747)	(1,910)	(5,742)	(4,982)

Total revenues	289,439	300,868	865,489	943,450
Expenses:
Compensation and employee benefits	181,479	177,739	537,907	629,205
Allocation of net income to founding/working partner units	1,065	3,716	9,417	10,849
Allocation of net income to REUs	662	299	3,579	551

Total compensation and employee benefits	183,206	181,754	550,903	640,605
Occupancy and equipment	27,653	25,686	80,999	85,183
Fees to related parties	3,208	2,883	10,472	12,563
Professional and consulting fees	6,852	15,460	21,641	42,809
Communications	16,880	17,459	47,850	51,220
Selling and promotion	14,432	16,262	42,187	46,567
Commissions and floor brokerage	4,084	3,418	11,834	13,316
Interest expense	2,476	2,217	7,385	13,508
Other expenses	22,593	17,603	41,213	27,229

Total non-compensation expenses	98,178	100,988	263,581	292,395

Total expenses	281,384	282,742	814,484	933,000
Income from continuing operations before income taxes and noncontrolling interest in subsidiaries	8,055	18,126	51,005	10,450
Provision for income taxes	3,310	4,762	17,285	21,555

Consolidated net income (loss)	4,745	13,364	33,720	(11,105)

Less: Net income attributable to noncontrolling interest in subsidiaries	2,570	6,511	15,397	18,591

Net income (loss) available to common stockholders	$2,175	$6,853	$18,323	$(29,696)

Per share data:
Basic earnings (loss) per share
Net income (loss) available to common stockholders	$2,175	$6,853	$18,323	$(29,696)

Basic earnings (loss) per share	$0.03	$0.08	$0.23	$(0.26)

Basic weighted average shares of common stock outstanding	79,891	82,432	79,794	114,198

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$5,967	$16,446	$47,263	$(29,696)

Fully diluted earnings (loss) per share	$0.03	$0.08	$0.23	$(0.26)

Fully diluted weighted average shares of common stock outstanding	215,620	196,574	208,813	114,198

Dividends declared per share of common stock	$0.09	$0.10	$0.22	$0.23

Dividends declared and paid per share of common stock	$0.09	$—	$0.22	$0.13

	2009				2008
	Q1	Q2	Q3	YTD	Q1 (a)	Q2	Q3	Q4	FULL YEAR
Revenues:
Brokerage revenues:
Rates	$123,556	$126,767	$137,948	$388,271	$152,450	$143,100	$142,162	$116,392	$554,104
Credit	91,334	90,768	78,893	260,995	87,193	69,114	67,923	83,258	307,488
Foreign exchange	22,349	20,963	23,724	67,036	37,466	34,048	38,434	30,910	140,858
Other asset classes	26,302	32,245	25,262	83,809	28,818	32,341	25,795	29,198	116,152

Total brokerage revenues	263,541	270,743	265,827	800,111	305,927	278,603	274,314	259,758	1,118,602
Market data and software solutions	5,960	7,172	6,583	19,715	7,627	6,555	6,951	6,051	27,184
Fees from related parties, interest and other revenues	16,556	16,073	18,776	51,405	25,352	21,590	21,513	21,760	90,215

Total revenues	286,057	293,988	291,186	871,231	338,906	306,748	302,778	287,569	1,236,001

Expenses:
Compensation and employee benefits (b)	174,334	178,166	176,491	528,991	187,776	175,450	174,617	181,715	719,558
Other expenses	81,673	83,730	84,646	250,049	100,332	89,033	94,601	94,527	378,493

Total expenses	256,007	261,896	261,137	779,039	288,108	264,483	269,218	276,242	1,098,051

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	30,050	32,092	30,049	92,192	50,798	42,265	33,560	11,327	137,950
Noncontrolling interest in subsidiaries (c)	(519)	(249)	743	(25)	654	726	933	795	3,108
Provision for income taxes	8,002	8,496	8,244	24,742	10,703	9,327	7,284	2,502	29,816

Post-tax distributable earnings to fully diluted shareholders	$22,567	$23,845	$21,062	$67,475	$39,441	$32,212	$25,343	$8,030	$105,026

Earnings per share:
Fully diluted pre-tax distributable earnings per share	$0.15	$0.15	$0.14	$0.44	$0.27	$0.22	$0.17	$0.06	$0.73

Fully diluted post-tax distributable earnings per share	$0.11	$0.11	$0.10	$0.32	$0.21	$0.17	$0.13	$0.04	$0.55

Fully diluted weighted average shares of common stock outstanding	199,981	211,074	215,620	208,813	184,967	190,121	196,574	189,058	188,835
Total Revenues ($)	286,057	293,988	291,186	871,231	338,906 (d)	306,748	302,778	287,569	1,236,001
Total Compensation Expense ($) (b)	174,334	178,166	176,491	528,991	187,776	175,450	174,617	181,715	719,558
Compensation expense as a percent of revenues	60.9%	60.6%	60.6%	60.7%	55.4%	57.2%	57.7%	63.2%	58.2%
Non-Compensation expense as a percent of revenues	28.6%	28.5%	29.1%	28.7%	29.6%	29.0%	31.2%	32.9%	30.6%
Pre-tax distributable earnings margins (on distributable earnings revenues)	10.5%	10.9%	10.3%	10.6%	15.0%	13.8%	11.1%	3.9%	11.2%
Post-tax distributable earnings margins (on distributable earnings revenues)	7.9%	8.1%	7.2%	7.7%	11.6%	10.5%	8.4%	2.8%	8.5%
2009 Effective Tax Rate	26.6%	26.5%	27.4%	26.8%	21.1%	22.1%	21.7%	22.1%	21.6%

Notes and Assumptions

(a)	-	All periods prior to April 1 of 2008 are presented on a pro forma basis to reflect the effects of the merger related debt restructure.
(b)	-	Compensation charges exclude all one-time merger related non-cash compensation, equity grants prior to the merger, allocations of income to founding/working Partners, and dividends paid to restricted stock unit holders.
(c)	-	Noncontrolling interest allocation associated with joint ownership of administrative services company.
(d)	-	Reflects reclass of Q1 equity pickup loss from other expenses to Fees from related parties, interest and other revenues.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

	2009				2008
	Q1	Q2	Q3	YTD	Q1	Q2	Q3	Q4	FULL YEAR
GAAP income (loss) from continuing operations before noncontrolling interest in subsidiaries and income taxes	$21,325	$21,625	$8,055	$51,005	$(39,809)	$32,133	$18,126	$(676)	$9,774
Allocation of net income to founding/working partners holding units	4,227	4,125	1,065	9,417	—	7,133	3,716	—	10,849
Allocation of net income to REUs	852	2,065	662	3,579	—	252	299	—	551
Pro forma adjustments for recapitalization (a)	—	—	—	—	2,042	—	—	—	2,042

Pro forma pre-tax operating income (loss) available to fully diluted shareholders	26,404	27,815	9,782	64,001	(37,767)	39,518	22,141	(676)	23,216

Pre-tax adjustments:
Compensation expenses related to pre-merger activities: redemption of partnership units; pre-merger grants of founding partner interests; the activation of exchangeability of founding partner interests	(1,029)	(443)	393	(1,079)	84,063	—	192	2,368	86,623
Compensation expense for restricted stock units and REUs granted pre-merger	2,470	2,647	4,357	9,473	2,706	1,471	2,700	5,960	12,837
Equity loss on investments	2,143	1,852	1,747	5,742	1,796	1,276	1,910	2,087	7,069
				—
Dividend equivalents to RSUs	62	221	238	522	—	—	230	165	395
Donations by Partners, re: Charity Day	—	—	10,070	10,070	—	—	6,387	—	6,387
Other non-cash, non-dilutive, noneconomic items			3,462	3,462
Asset impairment charges	—	—	—	—	`—	—	—	1,423	1,423

Total pre-tax adjustments	3,646	4,277	20,267	28,191	88,565	2,747	11,419	12,003	114,734
Pre-tax distributable earnings	$30,050	$32,092	$30,049	$92,192	$50,798	$42,265	$33,560	$11,327	$137,950

GAAP net income (loss) available to common stockholders	$8,080	$8,068	$2,175	$18,323	$(48,533)	$11,984	$6,853	$(13)	$(29,709)
Allocation of net income to founding/working partners holding units	4,227	4,125	1,065	9,417	—	7,133	3,716	—	10,849
Allocation of net income to REUs	852	2,065	662	3,579	—	252	299	—	551
Allocation of net income to Cantor's noncontrolling interest in subsidiaries	6,733	6,862	1,827	15,422	—	10,700	5,578	(18)	16,260
Pro forma adjustments for recapitalization (a)	—	—	—	—	2,042	—	—	—	2,042

Pro forma GAAP net income (loss) for fully diluted shares	$19,892	$21,120	$5,729	$46,741	$(46,491)	$30,069	$16,446	$(31)	$(7)
Total pre-tax adjustments (from above)	3,646	4,277	20,267	28,191	88,565	2,747	11,419	12,003	114,734
Income tax adjustment to reflect effective tax rate	(971)	(1,552)	(4,934)	(7,457)	(2,633)	(604)	(2,522)	(3,942)	(9,701)

Post-tax distributable earnings	$22,567	$23,845	$21,062	$67,475	$39,441	$32,212	$25,343	$8,030	$105,026

Pre-tax distributable earnings per share	$0.15	$0.15	$0.14	$0.44	$0.27	$0.22	$0.17	$0.06	$0.73

Post-tax distributable earnings per share	$0.11	$0.11	$0.10	$0.32	$0.21	$0.17	$0.13	$0.04	$0.56

Fully diluted weighted average shares of common stock outstanding	199,981	211,074	215,620	208,813	184,967	190,121	196,574	189,058	188,835

(a)	Reflects a net decrease in interest income and interest expense related to the separation and recapitalization transactions in connection with the merger.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner's eSpeed system for the periods indicated. Totals may not add up due to rounding.

										% Change	% Change	% Change
	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09	FY2007	FY2008	3Q09 vs. 2Q09	3Q09 vs. 3Q08	FY08 vs. FY07
Notional Volume (in $US billions)
Fully Electronic Rates*	14,447	13,021	12,266	6,367	7,757	9,552	9,703	50,899	46,100	1.6%	(20.9)%	(9.4)%
Fully Electronic Credit & FX**	113	77	146	81	148	232	715	49	417	208.0%	388.1%	742.6%

Total Fully Electronic Volume	14,560	13,097	12,412	6,448	7,906	9,784	10,418	50,949	46,517	6.5%	(16.1)%	(8.7)%

HYBRID***
Total Hybrid Volume	21,983	21,966	22,506	18,724	19,914	18,637	19,746	70,100	85,179	5.9%	(12.3)%	21.5%

TOTAL Hybrid & Fully Electronic Volume	36,543	35,063	34,918	25,172	27,820	28,421	30,163	121,048	131,696	6.1%	(13.6)%	8.8%

Transaction Count
Fully Electronic Rates*	4,079,426	3,840,747	4,091,160	2,611,456	2,748,083	3,505,517	3,513,496	9,833,287	14,622,789	0.2%	(14.1)%	48.7%
Fully Electronic Credit & FX**	34,509	20,483	24,608	8,922	76,790	119,990	305,991	2,073	88,522	155.0%	1143.5%	4170.2%

Total Fully Electronic Transactions	4,113,935	3,861,230	4,115,768	2,620,378	2,824,873	3,625,507	3,819,487	9,835,360	14,711,311	5.4%	(7.2)%	49.6%

HYBRID
Total Hybrid Transactions	367,808	340,994	320,068	258,528	300,604	337,381	351,530	1,272,702	1,287,398	4.2%	9.8%	1.2%

TOTAL Hybrid and Fully Electronic Transactions	4,481,743	4,202,224	4,435,836	2,878,906	3,125,477	3,962,888	4,171,017	11,108,061	15,998,709	5.3%	(6.0)%	44.0%

Trading Days	61	64	64	62	61	63	64	251	251

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, and Futures. CBOT Futures volume calculated based on per contract notional value of $200,000
**	Defined as Foreign Exchange Options, Credit Default Swaps, Electronic Give-Up Straights, and Foreign Exchange Spot
***	Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	194,563,399	156,735,725	158,619,857	78,734,725	82,796,633	95,518,156	108,225,589	691,677,365	588,653,706	13.3%	(31.8)%	(14.9)%
CME - Euro $ Contracts	191,121,345	165,141,437	149,198,062	91,513,237	96,073,853	115,393,226	116,149,464	621,470,328	596,974,081	0.7%	(22.2)%	(3.9)%
EUREX - Bund Contracts	84,683,863	65,580,034	62,761,936	44,801,786	44,971,799	42,351,069	46,049,886	341,319,416	257,827,619	8.7%	(26.6)%	(24.5)%
Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	41,815	35,689	36,300	26,257	24,008	25,247	28,461	141,994	140,061	12.7%	(21.6)%	(1.4)%
Average Daily UST Volume	685	558	567	423	394	401	445	566	558	11.0%	(21.6)%	(1.4)%
CME FX Futures Volume (3)	37,568,651	41,144,216	43,894,087	29,608,982	29,824,674	35,106,455	41,312,060	139,793,601	152,215,936	17.7%	(5.9)%	8.9%
NYSE -Volume (shares traded) - in millions (4)	194,114	167,258	208,965	231,827	219,068	204,612	166,317	664,020	802,164	(18.7)%	(20.4)%	20.8%
Transaction Value - in millions	7,796,430	6,671,480	7,465,340	6,147,040	4,815,000	4,679,430	4,021,150	28,427,880	28,080,290	(14.1)%	(46.1)%	(1.2)%
	—	—	—	—
NASDAQ - Volume (shares traded) - in millions (5)	495,911	460,339	605,373	672,229	666,782	673,131	596,048	1,521,290	2,233,851	(11.5)%	(1.5)%	46.8%
Transaction Value - in millions(6)	4,363,261	3,912,200	3,857,610	3,024,902	2,369,638	2,657,476	2,688,534	15,261,194	15,157,974	1.2%	(30.3)%	(0.7)%
CBOE Total Industry Equity Option Volume (7)	883,583,154	852,596,386	1,004,208,426	842,184,615	860,315,433	955,000,770	906,851,653	2,862,826,218	3,582,572,581	(5.0)%	(9.7)%	25.1%
TRACE All Bond Dollar Volume (in millions) (8)
TRACE All Bond Volume	910,481	925,400	744,673	869,165	1,053,243	1,280,165	1,134,131	3,727,989	3,449,719	(11.4)%	52.3%	(7.5)%
Average Daily All Bond Dollar Volume	14,926	14,459	11,636	14,019	17,266	20,320	17,721	14,853	13,744	(12.8)%	52.3%	(7.5)%

Sources:(1) Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)         (2) www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank         (3) CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly         (4) NYSE - www.nyse.com         (5) NASDAQ - www.nasdaqtrader.com         (6) Includes Transaction Value for NASDAQlisted securities only         (7) CBOE - www.cboe.com/AboutCBOE/PressReleases.aspx

        (8) Bloomberg market data

Note: The BGC metrics for all periods presented above have been revised from those presented in previous earnings releases and SEC filings in the following manner: spot FX volumes have been removed from what was formerly deemed “Fully Electronic Volume - Excluding New Products” and moved to what was formerly known as “Fully Electronic Volume - New Products” As a result, these line items have been renamed “Fully Electronic Rates” and “Fully Electronic Credit & FX”, respectively.